Exhibit 10.3

AGREEMENT REGARDING WAIVER OF OWNERSHIP LIMIT

Two Harbors Investment Corp.

601 Carlson Parkway, Suite 330

Minnetonka, MN 55305

October 27, 2009

Federated Kaufmann Fund

Federated Kaufmann Fund II

4000 Ericsson Drive

Warrendale, PA 15086-7561

Federated Kaufmann Growth Fund

Guild House

Guild Street

I.F.S.C.

Dublin 1

Ireland

Re:	Share Ownership Limits

Two Harbors Investment Corp. (the “Company”) has received your letter, dated as of the date hereof (the “Representation Letter”), requesting that the Company grant to Federated Kaufmann Fund, Federated Kaufmann Fund II and Federated Kaufmann Growth Fund (the “Holders” and each a “Holder”), an exception to the Common Stock Ownership Limit, as such term is defined in the Articles of Amendment and Restatement (the “Charter”) of the Company, such that the Holders may hold in the aggregate 3,065,859 shares of the Common Stock (the “Federated Kaufmann Shares”) of the Company (the “Federated Kaufmann Shares Exception”). Terms used but not otherwise defined herein have the meanings ascribed to them in the Charter.

Based upon the Representation Letter, the Company hereby advises you that, as of October 27, 2009, the Federated Kaufmann Share Exception has been established.

The Federated Kaufmann Share Exception is expressly conditioned on compliance by the Holders and any direct and indirect owners of an interest in any Holder representing 10% or more of either the voting power or value of the outstanding stock of such Holder (an “Affiliate”) with each of the following agreements and conditions (collectively, the “Common Stock Ownership Limit Waiver Conditions”) during the period (the “Waiver Period”) that any Holder is the direct or indirect Beneficial or Constructive Owner of Common Shares in excess of the Common Stock Ownership Limit:

(1) The information contained in the Representation Letter is as of the date hereof and shall remain during the Waiver Period true, compete and correct, and the Holders have complied with all obligations of the Holders provided in the Representation Letter;

(2) The Holders shall provide to the Company a bring-down representation letter within ten days after a request therefor has been made by the Company;

(3) The Holders and each Affiliate shall refrain, directly or indirectly, from actually acquiring, purchasing or intentionally becoming the Beneficial or Constructive Owners of any stock of the Company, including any Common Shares, in excess of the Federated Kaufmann Share Exception;

(4) In any private disposition of any of the Holders’ or any Affiliate’s Common Shares by any Holder or any Affiliate (including a private disposition of ownership interests in an entity holding Common Shares), the Holders and the Affiliates agree that they will not dispose of such shares in a transaction in which any Holder or any Affiliate knows or has reason to believe after due investigation that such shares will be sold to any person who, prior to, or upon completion of, such transaction, will be or become the direct or indirect Beneficial or Constructive Owner of more than 9.8% of the outstanding shares of Common Stock.

Notwithstanding the foregoing, the ownership by the Holders and each Affiliate of Common Stock shall remain subject to the Ownership Limits imposed by the Charter to the extent that such ownership results in any “individual” (within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) Beneficially or Constructively Owning shares of the Company in excess of the Common Stock Ownership Limit and Aggregate Stock Ownership Limit or would otherwise cause the Company to fail to qualify as a real estate investment trust under the Code.

In addition, if there is a failure to comply with any of the Common Stock Ownership Limit Waiver Conditions during the Waiver Period, the ownership of the Federated Kaufmann Shares by the Holders and any Affiliate shall, as of the date of such failure, become automatically subject to the Common Stock Ownership Limit imposed by the Charter and may result in the application of the remedies set forth in paragraphs 7.2.1 and 7.2.2 of Article VII of the Charter with respect to any Common Shares Beneficially Owned or Constructively Owned by the Holders or any Affiliate in excess of the Common Stock Ownership Limit or Aggregate Stock Ownership Limit. Nothing in this letter shall be deemed to grant any person (including the successors and assigns of the holders of the Federated Kaufmann Shares, other than as expressly set forth herein) permission to own securities of the Company in excess of the Company’s otherwise applicable Common Stock Ownership Limit or Aggregate Stock Ownership Limit.

Very truly yours,

Two Harbors Investment Corp.

By:	/s/ Jeff Stolt
Name:	Jeff Stolt
Title:	Chief Financial Officer

Accepted and Agreed to as of the date above:

FEDERATED KAUFMANN FUND
A portfolio of Federated Equity Funds

By:	/s/ Laurence Auriana
Name:	Laurence Auriana
Title:	Vice President, Federated Global Investment Management, as attorney-in-fact for Federated Kaufmann Fund, a portfolio of Federated Equity Funds

FEDERATED KAUFMANN FUND II
A portfolio of Federated Insurance Series

By:	/s/ Cash Shah
Name:	Cash Shah
Title:	Vice President, Federated Global Investment Management, as attorney-in-fact for Federated Kaufmann Fund II, a portfolio of Federated Investment Funds

FEDERATED KAUFMANN GROWTH FUND
A portfolio of Federated International Funds PLC

By:	/s/ C. Todel Gibson
Name:	C. Todel Gibson
Title:	Company Secretary